Exhibit 99.1

CONSENT OF MEDIOBANCA

Mediobanca – Banca di Credito Finanziario S.p.A. (“Mediobanca”) hereby consents to (i) the filing of our fairness opinion dated July 16, 2021 (the “Opinion”) to the Board of Directors of Investindustrial Acquisition Corp. (“IIAC”) as Annex G to the proxy statement/prospectus included in this Registration Statement on Form F-4, and any supplements and amendments thereto, (ii) the references therein to Mediobanca and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by IIAC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Mediobanca – Banca di Credito Finanziario S.p.A.

By:	/s/ Matteo Calegari
Name:	Matteo Calegari
Title:	Head of Consumer & Luxury Goods
Date:	August 27, 2021

By:	/s/ Alessandro Leone
Name:	Alessandro Leone
Title:	Managing Director
Date:	August 27, 2021